Exhibit 10.24

October 2, 2020

Kevin Ryan

97kjryan@gmail.com

Dear Kevin,

We are pleased to present the following offer of employment. This letter will summarize and confirm the details or our offer for you to join Better Holdco, Inc. (the “Company”) In the position of Chief Financial Officer at our New York office on October 12, 2020 and reporting to the Company’s Chief Executive Officer.

Orientation Information: On your first day of work, you should plan to report remotely at 10:00am. More details to follow.

Here are the specific details of our offer:

Compensation: Your base salary will be $750,000 annually, less payroll deductions and required taxes and withholdings. You will be paid on a semi-monthly pay schedule and your position will be considered exempt.

Equity: Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 1,182,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2017 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

Benefits: The Company offers a full range of benefits for you and your qualified dependents. A presentation of our benefits program will be given to you during your first week of employment.

This offer of employment is contingent upon you fulfilling each of the following terms:

Acknowledgement of Company Handbook and Confidentiality Agreement: As a Company employee, you are required to follow its rules and regulations. Therefore, you will be asked to sign and comply with our handbook, provided online on your start date, and the attached Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), which prohibits, among other things, the unauthorized use or disclosure of the Company’s confidential and proprietary information. You are also required to comply with the Company’s Information Security Policy and to keep confidential all sensitive information and personal/private information about customers and consumers that you may learn in the course or your employment. In order to retain necessary flexibility in the administration of its policies and procedures, the Company reserves the right to change or revise its policies, procedures, and benefits at any time.

Required Documentation: To comply with the government-mandated confirmation of employment eligibility, as described in the I-9 Form, please bring in appropriate documentation as approved by the United States Department of Justice for establishing identity and employment eligibility. Please bring the required I-9 documents with you on your first day of employment; failure to submit proof of your employment eligibility will postpone your start date or result in termination of your employment.

At Will Employment: Please understand, as stated in all job offers, the Company is an employment-at-will company. That means that you or the Company may terminate your employment at any time, with or without cause and with or without prior notice. Accordingly, this letter is not a contract and should not be construed as creating contractual obligations.

Conditional Offer of Employment with Restrictions: The Company considers this position to be “critical” and, therefore, we reserve the right to run a background check and/or drug test. By signing this letter below you agree to allow the Company or its affiliates to run a background check and/or drug test. The Company reserves the right to revoke this offer should it not receive a satisfactory reference check and background screening for you. If we conduct such tests, we will contact you as soon as the background check and/or drug test process has been completed.

This offer letter, Proprietary Information Agreement and Security Policy, forms the complete and exclusive statement of your employment with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of this letter require a written modification signed by an authorized employee of the Company.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and the Proprietary Information Agreement and Security Policy and return to the Company. Please retain copies for your records.

Kevin, we are excited that you are joining the team and feel that you have a great deal to contribute. If you have any questions, please feel free to call Taylor George at (908) 894-0339.

Sincerely,

Nicholas J. Calamari

General Counsel

I understand and accept the terms of this employment offer.

/s/ Kevin Ryan
Kevin Ryan

10/02/2020
Date